EXHIBIT 99.1
NEWS
Republic Contacts:
Media Inquiries: Will Flower (480) 718-6565
Investor Inquiries: Ed Lang (480) 627-7128
REPUBLIC SERVICES, INC. REPORTS
THIRD QUARTER EARNINGS
•	Company raises adjusted earnings guidance by 3 cents to a new range of $1.46 to $1.48 per diluted share

•	Company reaffirms free cash flow guidance of $700 million to $725 million

•	Adjusted EBITDA margins expand to 30.9 percent

•	Company declares quarterly dividend of $0.19 per share
PHOENIX, AZ, November 2, 2009...Republic Services, Inc. (NYSE: RSG) today reported net income of $120.5 million, or $0.32 per diluted share, including merger-related gains and costs and other charges, for the three months ended September 30, 2009, versus $88.7 million, or $0.48 per diluted share, for the comparable period last year. Republic’s third quarter 2009 financial results include Allied Waste Industries, Inc. (Allied) which merged with Republic on December 5, 2008.
Republic’s income before income taxes for the three months ended September 30, 2009, includes $0.9 million ($0.00 per diluted share) of a net loss on disposition of assets, $12.3 million ($0.02 per diluted share) of restructuring charges, $31.8 million ($0.05 per diluted share) of loss on extinguishment of debt, $8.9 million ($0.01 per diluted share) of costs to achieve synergies and a gain of $8.8 million ($0.01 per diluted share) related to insurance recoveries resulting from remediation activities. Excluding these items, net income for the three months ended September 30, 2009 would have been $149.3 million or $0.39 per diluted share. Income before income taxes for the three months ended September 30, 2008 includes $3.2 million ($.01 per diluted share) of integration costs related to the Allied merger. Excluding these costs, net income for the three months ended September 30, 2008 was $90.7 million or $0.49 per diluted share.

Operating income before depreciation, amortization, depletion and accretion for the three months ended September 30, 2009 was $627.4 million compared to $248.9 million for the comparable period in 2008. Excluding the net loss on disposition of assets, restructuring charges, costs to achieve synergies, and insurance recoveries recorded during 2009 and the integration costs recorded during 2008, operating income before depreciation, amortization, depletion and accretion for the three months ended September 30, 2009 was $640.7 million, or 30.9% as a percentage of revenue, compared to $252.1 million, or 30.2% as a percentage of revenue, for the comparable 2008 period.
Revenue for the three months ended September 30, 2009 increased to $2,073.5 million compared to $834.0 million for the same period in 2008. Core price for the three months ended September 30, 2009 (assuming the merger with Allied had occurred on January 1, 2008) increased 2.8%. Offsetting the core price growth of 2.8% for the three months ended September 30, 2009 were decreases of 10.1% in core volume, 1.9% of commodity pricing and 3.6% in fuel recovery fees.
For the nine months ended September 30, 2009, net income was $459.4 million, or $1.21 per diluted share, compared to $205.5 million, or $1.11 per diluted share, for the comparable period last year. Republic’s income before income taxes for the nine months ended September 30, 2009, includes $144.3 million ($0.23 per diluted share) of net gains on disposition of assets, $55.9 million ($0.09 per diluted share) of restructuring charges, $31.8 million ($0.05 per diluted share) of loss on extinguishment of debt, $31.8 million ($0.05 per diluted share) of costs to achieve synergies and a gain of $8.8 million ($0.01 per diluted share) related to insurance recoveries resulting from remediation activities. Excluding these items, net income for the nine months ended September 30, 2009 would have been $438.6 million or $1.16 per diluted share.
Income before income taxes for the nine months ended September 30, 2008 includes a $34.0 million charge ($0.12 per diluted share) related to environmental conditions at our Countywide Recycling and Disposal Facility in Ohio, a $35.0 million charge ($0.12 per diluted share) related to estimated costs to comply with a consent decree and settlement agreement related to the Sunrise Landfill in Nevada and $3.2 million ($0.01 per diluted share) of integration costs related to the merger with Allied. Excluding these charges and costs, net income for the nine months ended September 30, 2008 was $251.3 million or $1.36 per diluted share.
Operating income before depreciation, amortization, depletion and accretion for the nine months ended September 30, 2009 was $1,986.7 million compared to $635.2 million for the comparable period in 2008.

Excluding the net gain on disposition of assets, restructuring charges, costs to achieve synergies and insurance recoveries recorded during 2009 and the remediation charges and integration costs recorded during 2008, operating income before depreciation, amortization, depletion and accretion for the nine months ended September 30, 2009 was $1,921.3 million, or 31.0% as a percentage of revenue, compared to $706.4 million, or 28.9% as a percentage of revenue, for the comparable 2008 period.
Revenue for the nine months ended September 30, 2009 increased to $6,200.1 million compared to $2,440.7 million for the same period in 2008. Core price for the nine months ended September 30, 2009 (assuming the merger with Allied had occurred on January 1, 2008) increased 3.2%. Offsetting the core price growth of 3.2% for the nine months ended September 30, 2009 were decreases of 9.6% in core volume, 2.4% of commodity pricing and 2.6% in fuel recovery fees.
During the three months ended September 30, 2009, the Company completed the divestiture of assets and related liabilities required under the settlement reached with the U.S. Department of Justice in connection with the Allied merger. After tax proceeds of $374.6 million related to these divestitures were used to repay amounts borrowed under the Company’s credit facilities.
“Based on our continued solid performance, we are increasing our full year earnings guidance for the second time this year,” said James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, Inc. “Our new, full-year adjusted earnings guidance is a range of $1.46 to $1.48 per share, which represents a three cent per share increase over our previous guidance. We are also reaffirming our full-year free cash flow guidance of $700 to $725 million. I am especially pleased to see a 110 basis point increase in our adjusted year-over-year margins.”
Commenting on merger-related synergies, Don Slager, President and Chief Operating Officer, stated, “We are realizing our synergy savings ahead of schedule. Our field organization continues to execute our merger strategy while remaining focused on revenue and cost control initiatives,” said Mr. Slager. “Providing excellent customer service, managing operational costs and increasing customer retention remain key focal points for the organization.”

Quarterly Dividend
Separately, Republic announced that its Board of Directors has approved a regular quarterly dividend of $0.19 per share to be paid on January 18, 2010 to shareholders of record on January 4, 2010.
Republic Services, Inc. is a leading provider of services in the domestic, non-hazardous solid waste industry. The Company provides non-hazardous solid waste collection services for commercial, industrial, municipal, and residential customers through 387 collection companies in 40 states. It also owns or operates 236 transfer stations, 199 solid waste landfills and 78 recycling facilities. Republic serves millions of residential customers under contracts with more than 3,000 municipalities for waste collection and residential services. It also serves commercial customers throughout its expansive service area. For more information, visit the Republic Services web site at www.republicservices.com

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA
(in millions, except per share amounts and percentages)
REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$107.3	$68.7
Accounts receivable, less allowance for doubtful accounts of $54.2 and $65.7 as of September 30, 2009 and December 31, 2008, respectively	928.2	945.5
Prepaid expenses and other current assets	189.3	174.7
Deferred tax assets	179.5	136.8

Total current assets	1,404.3	1,325.7
Restricted cash and marketable securities	254.9	281.9
Property and equipment, net	6,585.6	6,738.2
Goodwill, net	10,534.0	10,521.5
Other intangible assets, net	517.7	564.1
Other assets	233.6	490.0

Total assets	$19,530.1	$19,921.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$458.8	$564.0
Notes payable and current maturities of long-term debt	242.5	504.0
Deferred revenue	332.7	359.9
Accrued landfill and environmental costs, current portion	188.4	233.4
Accrued interest	110.5	107.7
Other accrued liabilities	765.1	796.8

Total current liabilities	2,098.0	2,565.8
Long-term debt, net of current maturities	6,813.3	7,198.5
Accrued landfill and environmental costs, net of current portion	1,251.0	1,197.1
Deferred income taxes and other long-term liabilities	1,323.2	1,239.9
Self-insurance reserves, net of current portion	303.7	234.5
Other long-term liabilities	186.4	203.1
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50.0 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750.0 shares authorized; 394.6 and 393.4 issued, including shares held in treasury, as of September 30, 2009 and December 31, 2008, respectively	4.0	3.9
Additional paid-in capital	6,289.7	6,260.1
Retained earnings	1,720.1	1,477.2
Treasury stock, at cost (14.9 shares as of September 30, 2009 and December 31, 2008)	(457.2)	(456.7)
Accumulated other comprehensive loss, net of tax	(4.4)	(3.1)

Total Republic Services, Inc. stockholders’ equity	7,552.2	7,281.4
Noncontrolling interests	2.3	1.1

Total stockholders’ equity	7,554.5	7,282.5

Total liabilities and stockholders’ equity	$19,530.1	$19,921.4

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue	$2,073.5	$834.0	$6,200.1	$2,440.7
Expenses:
Cost of operations	1,207.5	499.5	3,643.1	1,553.5
Depreciation, amortization and depletion	218.3	77.3	658.7	226.9
Accretion	22.2	4.6	67.4	13.5
Selling, general and administrative	225.4	85.6	658.7	252.0
Loss (gain) on disposition of assets, net	0.9	—	(144.3)	—
Restructuring charges	12.3	—	55.9	—

Operating income	386.9	167.0	1,260.6	394.8
Interest expense	(144.8)	(22.6)	(448.8)	(65.1)
Loss on extinguishment of debt	(31.8)	—	(31.8)	—
Interest income	0.5	2.6	1.7	7.9
Other income (expense), net	1.3	(1.6)	2.8	(0.7)

Income before income taxes	212.1	145.4	784.5	336.9
Provision for income taxes	91.1	56.7	323.9	131.4

Net income	121.0	88.7	460.6	205.5
Less: net income attributable to non controlling interests	(0.5)		(1.2)

Net income attributable to Republic Services, Inc.	$120.5	$88.7	$459.4	$205.5

Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.32	$0.49	$1.21	$1.13

Weighted average common shares outstanding	379.7	182.3	379.3	182.6

Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.32	$0.48	$1.21	$1.11

Weighted average common and common equivalent shares outstanding	381.1	184.1	380.3	184.4

Cash dividends per common share	$0.19	$0.19	$0.57	$0.53

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended September 30,
	2009	2008
Cash Provided by Operating Activities:
Net income	$460.6	$205.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	389.9	145.7
Landfill depletion and amortization	216.3	76.5
Amortization of intangible and other assets	52.5	4.7
Accretion	67.4	13.5
Non-cash interest expense — debt	76.0	—
Non-cash interest expense — other	33.3	—
Restructuring and synergy related charges	33.2	—
Stock-based compensation	11.6	9.5
Deferred tax provision	5.6	24.1
Provision for doubtful accounts, net of adjustments	16.8	6.4
Excess income tax benefit from stock option exercises	(1.4)	1.8
Asset impairments	10.4	—
Loss on extinguishment of debt	31.8	—
Gain on disposition of assets, net	(156.2)	(1.1)
Other non-cash items	(0.1)	2.5
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	1.0	(33.9)
Prepaid expenses and other assets	2.6	(42.6)
Accounts payable and accrued liabilities	(94.8)	7.0
Restructuring and synergy related expenditures	(53.4)	—
Capping, closure and post-closure expenditures	(60.2)	(9.8)
Remediation expenditures	(42.6)	(29.1)
Other liabilities	12.1	93.5

Cash Provided by Operating Activities	1,012.4	474.2

Cash Used in Investing Activities:
Purchases of property and equipment	(542.5)	(264.1)
Proceeds from sales of property and equipment	22.8	5.8
Cash used in acquisitions, net of cash acquired	(0.1)	(13.4)
Cash proceeds from divestitures, net of cash divested	473.3	—
Change in restricted cash and marketable securities	27.1	(6.4)
Other	—	(0.2)

Cash Used in Investing Activities	(19.4)	(278.3)

Cash Used in Financing Activities:
Proceeds from notes payable and long-term debt	948.2	693.4
Proceeds from senior notes	645.4	—
Payments of notes payable and long-term debt	(2,323.7)	(663.2)
Premiums paid on extinguishment of debt	(18.0)	—
Fees paid to issue and retire senior notes and certain hedging relationships	(9.0)	—
Issuances of common stock	17.9	20.2
Excess income tax benefit from stock option exercises	1.4	3.9
Purchases of common stock for treasury	(0.5)	(138.4)
Cash dividends paid	(216.1)	(93.7)

Cash Used in Financing Activities	(954.4)	(177.8)

Increase in Cash and Cash Equivalents	38.6	18.1
Cash and Cash Equivalents at Beginning of Period	68.7	21.8

Cash and Cash Equivalents at End of Period	$107.3	$39.9

The following information should be read in conjunction with our audited consolidated financial statements and notes thereto appearing in our Form 10-K as of and for the year ended December 31, 2008 and our current report on Form 8-K filed June 5, 2009. It should also be read in conjunction with our unaudited consolidated financial statements and notes thereto appearing in our Form 10-Q as of and for the six months ended June 30, 2009.
REVENUE
The following table reflects our total revenue by line of business for the three and nine months ended September 30, 2009 and 2008:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Collection:
Residential	$548.0	$216.2	$1,644.6	$633.4
Commercial	634.4	259.2	1,926.8	762.5
Industrial	396.2	161.3	1,173.4	476.3
Other	6.5	5.9	20.1	16.2

Total collection	1,585.1	642.6	4,764.9	1,888.4

Transfer and disposal	789.4	304.7	2,374.9	886.6
Less: Intercompany	(392.7)	(154.0)	(1,191.3)	(455.2)

Transfer and disposal, net	396.7	150.7	1,183.6	431.4

Other	91.7	40.7	251.6	120.9

Total revenue	$2,073.5	$834.0	$6,200.1	$2,440.7

The following table summarizes our adjusted revenue for the three and nine months ended September 30, 2009 and 2008 which assumes our merger with Allied occurred on January 1, 2008:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Republic Services, Inc.	$2,073.5	$834.0	$6,200.1	$2,440.7
Allied Waste Industries, Inc.	—	1,606.2	—	4,672.7

	2,073.5	2,440.2	6,200.1	7,113.4

Less: Divestitures	(3.1)	(56.7)	(9.0)	(104.4)
Less: Intercompany revenue	—	(7.2)	—	(22.1)

Adjusted revenue	$2,070.4	$2,376.3	$6,191.1	$6,986.9

Adjusted revenue is used to calculate internal growth for the three and nine months ended September 30, 2009. Intercompany revenue relates to prior year transactions between Republic and Allied that would have been eliminated if the companies had merged on January 1, 2008.
The following table reflects changes in our core adjusted revenue for the three and nine months ended September 30, 2009 and 2008. For comparative purposes, we have presented the components of our revenue changes for the three and nine months ended September 30, 2008 assuming our merger with Allied occurred on January 1, 2008. Our presentation also eliminates revenue associated with divested assets in the quarter the assets were sold and the comparable quarter in the prior year.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Core price	2.8%	4.2%	3.2%	4.3%
Fuel surcharges	(3.6)	2.8	(2.6)	1.9
Commodities	(1.9)	0.3	(2.4)	0.6

Total price	(2.7)	7.3	(1.8)	6.8
Core volume	(10.1)	(3.1)	(9.6)	(2.9)

Total internal growth	(12.8)%	4.2%	(11.4)%	3.9%

Certain prior year amounts have been reclassified to conform to the current year’s presentation.
We believe that the presentation of adjusted revenue and changes in adjusted revenue above provides useful information to investors because it allows investors to understand increases or decreases in our revenue that are driven by changes in the operations of the newly combined company, and not merely by the addition of Allied’s revenues for periods after the merger. This information has been prepared for illustrative purposes and is not intended to be indicative of the revenue that would have been realized had the merger been consummated at the beginning of the periods presented or the future results of the combined operations.
MERGER WITH ALLIED
We completed our acquisition of Allied effective December 5, 2008. In accordance with the purchase method of accounting, the purchase price paid has been allocated to assets and liabilities acquired based upon their estimated fair values as of the effective date of the merger, with the excess of the purchase price over the net assets acquired being recorded as goodwill. We are in the process of valuing all of the assets and liabilities acquired in the merger, and, until we have completed our valuation process, there may be adjustments to our estimates of fair values and the resulting preliminary purchase price allocation.
As a condition of the merger with Allied in December 2008, the Department of Justice (DOJ) required us to divest of certain assets and related liabilities. As of September 30, 2009 we are complete with our required divestitures.
The following table summarizes our revenue, costs and expenses for the three and nine months ended September 30, 2008 assuming the merger with Allied occurred on January 1, 2008:

	Three Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2008
	Allied	Republic	Total	Allied	Republic	Total
Revenue	$1,606.2	$834.0	$2,440.2	$4,672.7	$2,440.7	$7,113.4
Cost of operations	973.0	499.5	1,472.5	2,868.8	1,553.5	4,422.3

Gross profit	633.2	334.5	967.7	1,803.9	887.2	2,691.1

Depreciation, amortization, depletion, and accretion	148.5	81.9	230.4	454.6	240.4	695.0
Selling, general and administrative	154.2	85.6	239.8	442.2	252.0	694.2
Loss on disposition of assets and merger related costs	12.2	—	12.2	45.0	—	45.0

Operating income	$318.3	$167.0	$485.3	$862.1	$394.8	$1,256.9

We believe that the presentation of revenue and expenses above provides useful information to investors because it allows investors to understand increases or decreases in our revenue and expenses that are driven by changes in the operations of the newly combined company, and not merely by the addition of Allied’s revenues and expenses for periods after the merger. This information has been prepared for illustrative purposes and is not intended to be indicative of the results of operations that would have actually occurred had the acquisition been consummated at the beginning of the periods presented or the future results of the combined operations.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
Operating Income before Depreciation, Amortization, Depletion and Accretion
Operating income before depreciation, amortization, depletion and accretion (OIDADA), which is not a measure determined in accordance with GAAP, for the three and nine months ended September 30, 2009 and 2008 is calculated as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income attributable to Republic Services, Inc.	$120.5	$88.7	$459.4	$205.5
Noncontrolling interests	0.5	—	1.2	—
Provision for income taxes	91.1	56.7	323.9	131.4
Other (income) expense, net	(1.3)	1.6	(2.8)	0.7
Interest income	(0.5)	(2.6)	(1.7)	(7.9)
Loss on extinguishment of debt	31.8	—	31.8	—
Interest expense	144.8	22.6	448.8	65.1
Depreciation, amortization and depletion	218.3	77.3	658.7	226.9
Accretion	22.2	4.6	67.4	13.5

OIDADA	$627.4	$248.9	$1,986.7	$635.2

We believe that the presentation of OIDADA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash costs. OIDADA demonstrates our ability to execute our financial strategy which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit rating and minimizing debt, paying cash dividends, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, amortization, depletion and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of OIDADA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share were $0.32 and $0.48 for the three months ended September 30, 2009 and 2008, respectively, and $1.21 and $1.11 for the nine months ended September 30, 2009 and 2008, respectively. During the three and nine months ended September 30, 2009 and 2008, we recorded a number of gains, charges (recoveries) and other expenses that impacted our OIDADA, pre-tax income, net income attributable to Republic Services, Inc. (“Net Income — Republic”) and diluted earnings per share. These items primarily consist of the following:

	Three Months Ended September 30, 2009				Three Months Ended September 30, 2008
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	OIDADA	Income	Republic	per Share	OIDADA	Income	Republic	per Share
As reported	$627.4	$212.1	$120.5	$0.32	$248.9	$145.4	$88.7	$0.48
Loss on disposition of assets, net	0.9	0.9	1.4	—	—	—	—	—
Restructuring charges	12.3	12.3	7.6	0.02	—	—	—	—
Loss on extinguishment of debt	—	31.8	19.7	0.05	—	—	—	—
Costs to achieve synergies	8.9	8.9	5.5	0.01	—	—	—	—
Remediation recoveries	(8.8)	(8.8)	(5.4)	(0.01)	—	—	—	—
Pre-merger integration costs	—	—	—	—	3.2	3.2	2.0	0.01

Adjusted	$640.7	$257.2	$149.3	$0.39	$252.1	$148.6	$90.7	$0.49

	Nine Months Ended September 30, 2009				Nine Months Ended September 30, 2008
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	OIDADA	Income	Republic	per Share	OIDADA	Income	Republic	per Share
As reported	$1,986.7	$784.5	$459.4	$1.21	$635.2	$336.9	$205.5	$1.11
Gain on disposition of assets, net	(144.3)	(144.3)	(88.7)	(0.23)	—	—	—	—
Restructuring charges	55.9	55.9	34.1	0.09	—	—	—	—
Loss on extinguishment of debt	—	31.8	19.7	0.05	—	—	—	—
Costs to achieve synergies	31.8	31.8	19.5	0.05	—	—	—	—
Remediation charges (recoveries)	(8.8)	(8.8)	(5.4)	(0.01)	68.0	69.0	43.8	0.24
Pre-merger integration costs	—	—	—	—	3.2	3.2	2.0	0.01

Adjusted	$1,921.3	$750.9	$438.6	$1.16	$706.4	$409.1	$251.3	$1.36

We believe that the presentation of adjusted OIDADA, adjusted pre-tax income, adjusted net income attributable to Republic Services Inc., and adjusted diluted earnings per share, which excludes gain and loss on disposition of assets, restructuring charges, loss on extinguishment of debt, costs to achieve synergies, remediation charges (recoveries) and pre-merger integration costs which are not measures determined in accordance with GAAP, provide an understanding of operational activities before the financial impact of certain non-operational items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. Comparable charges and costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted OIDADA, adjusted pre-tax income, adjusted net income attributable to Republic Services Inc., and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Cash Flow
We define free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment as presented in our unaudited consolidated statements of cash flows. Our free cash flow for the three and nine months ended September 30, 2009 and 2008 is calculated as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Cash provided by operating activities	$324.8	$162.7	$1,012.4	$474.2
Purchases of property and equipment	(187.4)	(98.7)	(542.5)	(264.1)
Proceeds from sales of property and equipment	6.1	2.5	22.8	5.8

Free cash flow	$143.5	$66.5	$492.7	$215.9

Purchases of property and equipment as reflected on our unaudited consolidated statements of cash flows and the free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our unaudited consolidated statements of cash flows to property and equipment received during the period is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$187.4	$98.7	$542.5	$264.1
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(7.3)	1.5	(41.5)	(26.4)

Property and equipment received during the current period	$180.1	$100.2	$501.0	$237.7

The adjustments noted above do not affect either our net change in cash and cash equivalents as reflected in our unaudited consolidated statements of cash flows or our free cash flow.
We believe that the presentation of free cash flow provides useful information regarding our recurring cash provided by operating activities after expenditures for property and equipment, net of proceeds from sales of property and equipment. It also demonstrates our ability to execute our financial strategy as previously discussed and is a key metric we use to determine compensation. The presentation of free cash flow has material limitations. Free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that we have committed such as, debt service requirements and dividend payments. Our definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

As of September 30, 2009, accounts receivable was $928.2 million, net of allowance for doubtful accounts of $54.2 million, resulting in days sales outstanding of approximately 41 (or 26 net of deferred revenue).
CASH DIVIDENDS
In July 2009, we paid a cash dividend of $72.1 million to stockholders of record as of July 1, 2009. As of September 30, 2009, we recorded a dividend payable of $72.2 million to stockholders of record at the close of business on October 1, 2009, which has been paid. In October 2009, our Board of Directors declared a regular quarterly dividend of $0.19 per share payable to stockholders of record as of January 4, 2010, which will be paid on January 18, 2010.
UPDATED FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the twelve months ended December 31, 2009 excluding gain on disposition of assets, loss on extinguishment of debt and insurance recoveries:

(Anticipated)
Twelve Months
Ended
December 31,
2009
Diluted earnings per share (excluding items previously described)	$1.28 - 1.30
Restructuring charges and cost to achieve synergies	0.18

Adjusted diluted earnings per share	$1.46 - 1.48

We believe that the presentation of adjusted diluted earnings per share, which excludes gain on disposition of assets, loss on extinguishment of debt, charges related to the integration of our businesses and insurance recoveries provides an understanding of operational activities before the financial impact of certain gains on disposition of assets, merger related costs and insurance recoveries. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations when the integration process is complete. Comparable charges and costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
We define adjusted free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities, less purchases of property and equipment net of proceeds from sales of property and equipment, plus merger related costs. Our actual adjusted free cash flow for the nine months ended September 30, 2009 and our anticipated adjusted free cash flow for the twelve months ended December 31, 2009 are calculated as follows:

	(Actual)	(Anticipated)
	Nine Months	Twelve Months
	Ended	Ended
	September 30,	December 31,
	2009	2009
Cash provided by operating activities	$1,012.4	$1,334 - 1,359
Purchases of property and equipment, net of proceeds from sales	(519.7)	(835)
Merger related expenditures, net of tax	62.5	86
Divestiture related tax payments	74.3	115

Adjusted free cash flow	$629.5	$700-725

We believe that the presentation of adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after expenditures for property and equipment, net of proceeds from sales of property and equipment, plus merger related costs and divestiture related tax payments. It also demonstrates our ability to execute our financial strategy. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that we have committed such as, debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
Certain statements and information included herein constitute forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “could” and similar expressions are intended to identify forward-looking statements. These statements include statements about the expected benefits of the merger, our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:
•	our ability to successfully integrate Allied’s and Republic’s operations and to achieve synergies or create long-term value for stockholders as expected, including the possibility that we will experience significant and unexpected transaction- and integration-related costs;

•	the impact on us of our substantial post-merger indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements and the fact that any downgrade in our bond ratings could adversely impact us;

•	general economic and market conditions including, but not limited to, the current global economic and financial market crisis, inflation and changes in commodity pricing, fuel, labor, risk and health insurance and other variable costs that are generally not within our control, and our exposure to credit and counterparty risk;

•	whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied), and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste industry;

•	the fact that price increases or changes in commodity prices may not be adequate to offset the impact of increased costs, including but not limited to labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

•	our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•	our ability to retain our investment grade ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	the fact that our business is capital intensive and may consume cash in excess of cash flow from operations;

•	that any exposure to environmental liabilities, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and any future legal proceedings, including our matters currently pending with the Department of Justice and Internal Revenue Service;

•	severe weather conditions, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•	compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•	any litigation, audits or investigations brought by or before any governmental body;

•	workforce factors, including potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute and the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	acts of war, riots or terrorism, including the events taking place in the Middle East and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States; and

•	the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control.
The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.